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Exhibit 21.1

List of subsidiaries of Aspen Technology, Inc.

	Name of Subsidiary	State or Country of Incorporation
1.	Aspen Technology (Asia), Inc.	Delaware
2.	AspenTech EMEA, Inc.	Delaware
3.	AspenTech Securities Corporation	Massachusetts
4.	Aspen Technology Receivables I LLC	Delaware
5.	Aspen Technology Receivables II LLC	Delaware
6.	Aspen Technology Funding I 2006 LLC	Delaware
7.	Aspen Technology Funding II 2006 LLC	Delaware
8.	Aspen Technology International, Inc.	Delaware
9.	EA Systems, Inc.	Delaware
10.	Coppermine LLC	Delaware
11.	Houston Consulting Group	Delaware
12.	ICARUS Corporation	Maryland
13.	Petrolsoft Corporation	California
14.	ProcessCity, Inc.	Delaware
15.	S.A.S.T., Inc.	Texas
16.	Aspen Technology S.r.l.	Italy
17.	AspenTech Asia, Ltd.	Hong Kong
18.	Aspen Technology Australia Pty. Ltd.	Australia
19.	AspenTech Canada Ltd.	Canada
20.	Aspen Technology S.L.	Spain
21.	AspenTech Europe B.V.	Netherlands
22.	AspenTech Europe S.A./N.V.	Belgium
23.	Aspen Tech India Private, L.T.D	India
24.	AspenTech Japan Co. Ltd.	Japan
25.	AspenTech, Ltd.	United Kingdom
26.	Aspentech Pte. Ltd.	Singapore
27.	Aspentech Africa (Proprietary) Limited	South Africa
28.	Advanced Systems Consultants Limited	UK
29.	Hyprotech India Pte. Ltd	India
30.	Richardson Engineering Services, Inc.	Arizona

31.	Boulder Holding, Inc	Delaware
32.	Boulder, LLC	Delaware
33.	Boulder Canada L.P.	Canada
34.	Hyprotech Inc.	Nova Scotia
35.	AspenTech Solutions Sdn Bhd	Malaysia
36.	Hyprotech UK Limited	UK
37.	AspenTech Argentina S.R.L.	Argentina
38.	AspenTech Software Brasil Ltda.	Brazil
39.	AspenTech de Mexico, S. de R.L. de C.V.	Mexico
40.	AspenTech Venezuela, C.A.	Venezuela
41.	AspenTech (Beijing) Ltd.	PRC
42.	AspenTech (Shanghai) Ltd.	PRC
43.	AspenTech (Thailand) Ltd.	Thailand
44.	AspenTech Software Corporation	Delaware
45.	AspenTech Software LLC	Russia

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  Exhibit 21.1